EXHIBIT 8(g)(3)

AMENDED SCHEDULE A TO PARTICIPATION AGREEMENT

DATED MAY 1, 2017 (VANGUARD)

SCHEDULE A

TO

PARTICIPATION AGREEMENT

BETWEEN

VANGUARD VARIABLE INSURANCE FUND,

THE VANGUARD GROUP, INC.,

VANGUARD MARKETING CORPORATION

AND

TRANSAMERICA FINANCIAL LIFE INSURANCE COMPANY

DATED MARCH 28, 2006

SEPARATE ACCOUNTS AND ASSOCIATED CONTRACTS AND PORTFOLIOS

Revised September 1, 2013

Name of Separate Account and Date Established by Board of Directors	Contract(s) Funded by Separate Account	Portfolios
TFLIC Separate Account VNY December 14, 2004	Advisor’s Edge® NY Variable Annuity	Equity Index Portfolio International Portfolio Mid-Cap Index Portfolio REIT Index Portfolio Short-Term Investment-Grade Portfolio Total Bond Market Index Portfolio

Separate Account VA BNY September 27, 1994	Transamerica Advisor EliteSM II Transamerica Advisor EliteSM Variable Annuity (NY) Transamerica Variable Annuity I-Share (NY)	Equity Index Portfolio International Portfolio Mid-Cap Index Portfolio REIT Index Portfolio Short-Term Investment-Grade Portfolio Total Bond Market Index Portfolio

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